Effective Date: November 14, 2003

                     Columbia Wanger Asset Management, L.P.
                              Columbia Acorn Trust
                              Wanger Advisors Trust


                                 CODE OF ETHICS


         This Code of Ethics ("Code") has been adopted by Columbia Wanger Asset Management, L.P. ("CWAM"). The Code applies to all employees of CWAM and all officers and trustees of Columbia Acorn Trust ("CAT") and Wanger Advisors Trust ("WAT") except those trustees who are not "interested persons" of CAT or WAT, respectively, or of CWAM, as defined in the Investment Company Act of 1940 (the "Investment Company Act") and rules thereunder.

         The policy of CWAM is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of CWAM, or its officers, and employees, and the interests of CAT, WAT or CWAM's advisory clients ("Clients"). The Investment Company Act and Investment Advisers Act and rules require that CWAM, CAT and WAT establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Clients might take advantage of that knowledge for their own benefit. Implementation and monitoring of these standards inevitably places some restrictions on the freedom of the investment activities of those people.

         This Code of Ethics has been adopted by CWAM to meet those concerns and legal requirements. Any questions about the Code or about the applicability of the Code to a personal securities transaction should be directed to CWAM's designated compliance officer or chief operating officer. If none of them are available, questions should be directed to the Legal Department of Columbia Management Group, Inc. or counsel for CWAM.

I.       STATEMENT OF PRINCIPLE

         General Prohibitions. The Investment Company Act and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by Clients to:

         a.       employ any device, scheme or artifice to defraud Clients;

         b. make any untrue statement of a material fact, omit to state a material fact or in any way mislead Clients regarding a material fact;

         c. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Clients; or

         d.       engage in any manipulative practice with respect to Clients.

         Personal Securities Transactions. The Code regulates the personal securities transactions as a part of the effort by CWAM to detect and prevent conduct that might violate the general prohibitions outlined above. A personal securities transaction is a transaction in a security in which the person subject to this Code has a beneficial interest.

         Security is interpreted very broadly for this purpose, and includes any right to acquire any security (an option or warrant, for example).

         You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from action in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, the rules under section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16). Examples of beneficial interest and a copy of Rule 16a-1(a), defining beneficial ownership, are attached as appendix A.

         In any situation where the potential for conflict exists, transactions for Clients must take precedence over any personal transaction. The people subject to this Code owe a duty to Clients to conduct their personal securities transactions in a manner which does not interfere with Clients' portfolio transactions or otherwise take inappropriate advantage of their relationship to Clients. Personal securities transactions must comply with the Code of Ethics and should avoid any actual or potential conflict of interest between your interests and Clients' interests.

         Situations not specifically governed by this Code of Ethics will be resolved in light of this general principle.


II.      HOW THE CODE'S RESTRICTIONS APPLY

         The restrictions on personal securities transactions in Section III and the compliance procedures in Section IV differentiate among groups of people based on their positions and responsibilities with CWAM. The groups are: investment personnel and access personnel.

         A. Investment personnel (individually, an "investment person") are those who make, or participate in making, investment decisions for Clients, or who, because of their positions with CWAM, have a heightened duty to Clients or who can be expected to have more information about Clients' portfolio transactions. Investment personnel are:

                  o    CWAM portfolio managers;

                  o    CWAM analysts;

                  o    CWAM traders;

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               o    CWAM portfolio accounting personnel;

               o CWAM support staff working directly with portfolio managers, analysts, or traders; and

               o    Officers of CWAM

          B. Access personnel are all employees of CWAM who are not investment personnel described above.


III.     RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

          A. No transactions with Clients. No investment person or access person shall knowingly sell to or purchase from a Client any security or other property, except securities issued by that Client.

          B. No conflicting transactions. No investment person or access person shall purchase or sell any security, other than a listed index option or futures contract, in which such person has or would thereby acquire a beneficial interest which the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by a Client, until all Clients' transactions have been completed or consideration of such transactions has been abandoned.

          C. Initial public offerings. No investment person or access person shall acquire any security in an initial public offering, except
               (i) with the prior consent of the compliance officer or chief operating officer based on a determination that the acquisition does not conflict with the Code or its underlying policies, or the interests of CWAM or its Clients, and (ii) in circumstances in which the opportunity to acquire the security has been made available to the person for reasons other than the person's relationship with CWAM or its Clients. Such circumstances might include, for example:

               o an opportunity to acquire securities of an insurance company converting from a mutual ownership structure to a stockholder ownership structure, if the person's ownership of an insurance policy issued by the IPO company or an affiliate of the IPO company conveys the investment opportunity;

               o an opportunity resulting from the person's pre-existing ownership of an interest in the IPO company or an investor in the IPO company;

               o an opportunity made available to the person's spouse, in circumstances permitting the compliance officer or chief operating officer reasonably to determine that the opportunity is being made available for reasons other

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

                    than the person's relationship with CWAM or its Clients (for example, because of the spouse's employment).

          D. Private placements. No investment person or access person shall acquire any security in a private placement without the express written prior approval of the designated compliance officer or chief operating officer. In deciding whether that approval should be granted, each of those persons will consider whether the investment opportunity should be reserved for Clients, and whether the opportunity has been offered because of the person's relationship with Clients. An investment person who has been authorized to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer by Clients. Any investment decision for Clients relating to that security must be made by other investment personnel.

          E. Short-term trading. Except as otherwise noted in Section V, no investment person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 days. Any profit so realized will be required to be donated to a charitable organization selected by the investment person and approved by CWAM's compliance officer or chief operating officer. This restriction does not apply to any profits from short-term trading in listed index options or futures contracts, or to any transaction which has received the prior approval of the compliance officer or chief operating officer.

          F. Gifts. No investment person or access person may accept any gift or other thing of more than a $100 value from any person or entity that does business with or on behalf of CWAM, or seeks to do business with or on behalf of CWAM. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the code to prohibit the everyday courtesies of business life. Therefore, excluded from this prohibition are an occasional meal, ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose.

          G. Service as a director. No investment person or access person may serve as member of the board of directors or trustees of any business organization, other than a civic or charitable organization, without the prior written approval of the compliance officer or chief operating officer based on a determination that the board service would not be inconsistent with the interests of CWAM or of its Clients. If an investment person is serving as a board member, that investment person shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits.

IV.      COMPLIANCE PROCEDURES

          A. Execution of personal securities transactions. All personal securities

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               transactions must be conducted  through  brokerage  accounts that have been identified to the compliance officer. Each such brokerage account must be set up to deliver duplicate copies of all confirmations and statements to the compliance officer. No exceptions to this policy will be made.

          B. Preclearance. Except as provided below, all personal securities transactions for investment personnel and access personnel must be cleared in advance by the assistant compliance officer, compliance officer or chief operating officer (personal securities transactions for each of whom must be precleared in advance by one of the others). If the proposed trade is not executed within two business days after preclearance, the preclearance will expire and the request must be made again.

               Transactions in the following securities are exempt from the preclearance requirement but are subject to all other provisions of the Code, including Sections III and IV:

               1.   securities listed as exempt in Section VI;

               2.   municipal securities;

               3.   straight debt securities;

               4.   listed index options and futures;

               5. short sales of, or transactions that close or have the economic effect of closing a short position in, securities not held in the portfolio of, or under consideration for purchase by, any Client; and

               6. transactions in an account (including an investment advisory account, trust account or other account) of such person (either alone or with others) over which a person other than the investment person or access person (including an investment adviser or trustee) exercises investment discretion if:

                    o the investment person or access person does not know of the proposed transaction until after the transaction has been executed;

                    o the investment person or access person has previously identified the account to CWAM's compliance officer and has affirmed to the compliance officer that (in some if not all cases) he or she does not know of proposed transactions in that account until after they are executed.

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

                    This exclusion from the preclearance requirement is based upon the employee not having knowledge of any transaction until after that transaction is executed. Therefore, notwithstanding this general exclusion, if the investment person or access person becomes aware of any transaction in such investment advisory account before it is executed, the investment person must seek preclearance of that transaction before it is executed.


          C.   Blackout periods.

               1. Investment personnel. No personal securities transaction of an investment person will be cleared (as provided in B., above) if any Client (1) has a conflicting order pending or (2) is actively considering a purchase or sale of the same security. A conflicting order is any order for the same security, or for an option on or a warrant for that security, which has not been fully executed. A purchase or sale of a security is being "actively considered" (a) when a recommendation to purchase or sell has been made for any Client and is pending, or, (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation.

               Absent extraordinary circumstances, a personal securities transaction for an investment person will not be approved until the sixth business day after completion of any transaction for any Client.

               2. Access personnel. No personal securities transaction of an access person may be executed on a day during which any Client has a pending order in the same security until that order is fully executed or withdrawn.

          D. Disclosure of personal holdings. Each investment person and access person shall disclose his or her personal securities holdings no later than ten days after commencement of employment with CWAM (Attachment A), and annually thereafter (Attachment B) as of December 31 of each year. Annual reports shall be delivered to the compliance officer no later than January 30 of the following year.

          E.   Reporting personal securities transactions.

               1. Each investment person and access person shall (i) identify to CWAM any brokerage or other account in which the person has a beneficial interest and (ii) instruct the broker or custodian to deliver to CWAM's compliance officer duplicate confirmations of all transactions and duplicate monthly statements.

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

               2. Each investment person and access person shall report all personal securities transactions during a month to the designated compliance officer no later than ten days after the end of the month.

                    Monthly transaction reports shall include the following information:

                    For each transaction:

                    o    the date of the transaction;

                    o title, interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;

                    o the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

                    o    the price at which the transaction was effected;

                    o the name of the broker, dealer or bank with or through which the transaction was effected; and

                    o    the date the report is submitted.

                    In addition, for each account established during the month in which securities are held for the benefit of an investment person or access person, the monthly report shall include:

                    o the name of the broker, dealer or bank with whom the account was established;

                    o    the date the account was established; and

                    o    the date the report is submitted.

               3. Reports relating to the personal securities transactions of the compliance officer shall be delivered to the chief operating officer.

          F. Reports may be in any form. Monthly transaction reports filed by investment or access personnel pursuant to Section IV(E)(2) of this Code may be in any form (including copies of confirmations or account statements) including the information required by
               Section IV(E)(2).

               An investment person or access person will be deemed to have satisfied the monthly reporting requirement, and is not required to file a monthly report of any transactions:

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

                    (1) executed through CWAM's trading desk, for which the trading department will provide to CWAM's compliance department information about transactions; or

                    (2) executed through brokerage or other accounts identified to CWAM and for which duplicate monthly account statements showing all transactions are delivered to CWAM.

               Any personal securities transaction of an investment person or access person which for any reason does not appear in the trading or brokerage records described above shall be reported as required by Section IV(E)(2) of this Code.

          G. Monitoring of transactions. CWAM's assistant compliance officer and compliance officer will monitor the trading patterns of investment personnel and access personnel. The trading of the compliance officer will be monitored by the chief operating officer.

          H. Certification of compliance. Each investment person and access person is required to certify annually that he or she has read and understands the code and recognizes that he or she is subject to the code. Each investment person and access person is also required to certify annually that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the code. To accomplish this, the compliance officer shall annually distribute a copy of the code and request certification by all covered persons. The compliance officer shall be responsible for ensuring that all personnel comply with the certification requirement.

               Each investment person and access person who has not engaged in any personal securities transaction during the preceding year for which a report was required to be filed pursuant to the code shall include a certification to that effect in his or her annual certification.

          I. Review by the Funds' Boards. The officers of CAT and WAT shall prepare an Annual Issues and Certification Report to the board that:

               1. summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

               2.   describes  issues that arose during the previous  year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

               3. certifies to the board that the Fund has adopted procedures reasonably necessary to prevent its investment persons and access persons from violating the Code; and

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

               4. identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

V.       PERSONAL SECURITY TRANSACTIONS SPECIFIC TO MUTUAL FUND HOLDINGS

                  The CWAM Code of Ethics is very clear that any trading activity which even creates the appearance of a conflict of interest with clients or which could be injurious to the reputation is not permitted. Not only are such activities intolerable from a legal and ethical standpoint, they are inconsistent with our philosophy that mutual funds are long-term investments. In order to further assure that CWAM employees' mutual fund trading is consistent with the requirements of the Code and the ethical obligations and the philosophy with regard to mutual fund investment, the following additional restrictions and reporting requirements are in effect beginning Friday, November 14, 2003. These requirements cover all mutual fund shares held either directly with the fund or through another investment vehicle or account, including (but not limited to):

               o    brokerage and investment advisory accounts

               o    401(k) plans

               o    529 plans

               o    variable annuities


The beneficial ownership rules of the Code of Ethics fully apply to the investments covered by these requirements.


     a)   FOR ALL CWAM  EMPLOYEES,  WHETHER  CONSIDERED  AN ACCESS OR INVESTMENT
          PERSON: Until further notice, all purchases of shares of any mutual fund, meaning a Columbia Management Group Fund ("CMG Fund") or non-CMG fund, either through a new investment or an exchange, must be approved in advance by either the compliance officer, or the chief operating officer. In their absence, the chief investment officer can approve the investment. Exceptions are: (1) money market funds; (2) any plans, already in effect as of November 14, 2003, which provide for limited periodic systematic purchases, e.g., payroll deduction plans; and (3) as provided below for the Fleet Savings Plus Plan.

     b)   FOR ALL CWAM  EMPLOYEES,  WHETHER  CONSIDERED  AN ACCESS OR INVESTMENT
          PERSON: Until further notice, all redemptions or exchanges of the shares of any mutual fund (except a money market fund) must be approved in advance by either the compliance officer, or the chief operating officer. In their absence, the chief investment officer can approve the redemption or exchange.



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          Except in rare cases of hardship,  no such sales or exchanges  will be approved unless such investment has been held -(i) in the case of a CMG Family Fund, for at least 12 months. (ii) in the case of any other mutual fund, for at least 60 days.


          Therefore, if you purchase any shares of a CMG Family Fund, you will not be permitted to redeem or exchange any shares of that Fund for 12 months. Likewise, if you purchase any shares of a non-CMG Family fund, you will not be permitted to redeem or exchange any shares of that fund for 60 days. Exceptions: (1) money market funds; and (2) as provided below for the Fleet Savings Plus Plan.

     c)   FLEET SAVINGS PLUS PLAN

          CWAM Employees who are participants in the Fleet Savings Plus Plan may only once every 90 days:

          (i) make one purchase or redemption/exchange transaction with respect to each investment fund held in the Plan, and, in addition:

          (ii) reallocate future contributions to the Plan.

          A CWAM employee must notify the CWAM Compliance Officer of any such transaction or reallocation on the same day on which it is made.

          Such transactions or allocations will be considered in determining whether approvals are granted with respect to transactions outside of the Plan

     d)   DISCLOSURE OF HOLDINGS/QUARTERLY MUTUAL FUND TRANSACTION REPORTS

          ALL CWAM EMPLOYEES are required to provide the CWAM Compliance Officer with a detailed quarterly report of all of their mutual fund transactions and holdings, including mutual funds that are not in the CMG Fund Family, by the 30th day after the end of the quarter. This applies to all fund investments, regardless of how they are held.

          New Forms: A new approval form specific to mutual fund activity will be distributed to all employees.

VI.       EXEMPT TRANSACTIONS

          The provisions of this Code are intended to restrict the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the

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

          Code.  Therefore,  the  provisions  of Section  III  (Restrictions  on
          Personal   Securities   Transactions)   and  Section  IV   (Compliance
          Procedures) of this Code shall not apply to:

          A. Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control;

          B.   Purchases or sales of:

               1.   U.S. government securities;

               2.   bank certificates of deposit or commercial paper.

          C. Purchases or sales over which persons subject to this Code have no control;

          D. Purchases which are part of an automatic dividend reinvestment plan;

          E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

          F. Purchases or sales which receive the prior approval of the compliance officer or chief operating officer because they are not inconsistent with this Code or the provisions of Rule 17j-l(a) under the Investment Company Act of 1940. A copy of Rule 17j-1 is attached as Appendix B. Note that although the term
               "covered security" is defined in Rule 17j-1 to exclude open-end fund (also known as mutual fund) shares, those shares are covered by the Code pursuant to Section V.

VII.      CONSEQUENCES FOR FAILURE TO COMPLY WITH THE CODE

          Compliance with this Code of Ethics is a condition of employment by CWAM and retention of office as a trustee or officer of CAT or WAT. Taking into consideration all relevant circumstances, the executive committee of CWAM will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include letters of sanction, suspension, termination of employment, or removal from office.

          Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by CWAM to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

VIII.    RETENTION OF RECORDS

          The compliance officer shall maintain the records listed below for a period of six years at CWAM's principal place of business in an easily accessible place:

          A.   a list of all persons subject to the Code during the period;

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

          B. receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

          C. a copy of each code of ethics that has been in effect at any time during the period;

          D. a copy of each report filed pursuant to the Code and a record of any known violations and actions taken as a result thereof during the period; and

          E.   records   evidencing   prior   approval  of,  and  the  rationale
               supporting, an acquisition by an investment person or access person of securities in a private placement.





Adopted effective          September 29, 2000



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                                                                      Appendix A




                        Examples of Beneficial Ownership

         For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

o securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

o securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

o securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

o securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

o securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

o securities held by a personal holding company controlled by you alone or jointly with others;

o securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

o securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

o securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership's portfolio; and

o securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to CWAM's designated compliance officer or chief operating officer.

                                                                      Appendix B


ss. 270.17j-1 Personal investment activities of investment company personnel.


(a)  Definitions. For purposes of this section:

          (1)  Access Person means:

               (i) Any director, officer, general partner or Advisory Person of a Fund or of a Fund's investment adviser.

                    (A) If an investment adviser is primarily engaged in a business or businesses other than advising Funds or other advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

                    (B) An investment adviser is "primarily engaged in a business or businesses other than advising Funds or other advisory clients" if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

               (ii) Any  director,  officer  or general  partner of a  principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

          (2) Advisory Person of a Fund or of a Fund's investment adviser means:

               (i) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

               (ii) Any natural person in a control  relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

          (3) Control has the same meaning as in section 2(a)(9) of the Act [15 U.S.C. 80a-2(a)(9)].

          (4) Covered Security means a security as defined in section 2(a)(36) of the Act [15 U.S.C. 80a-2(a)(36)], except that it does not include:

               (i)  Direct obligations of the Government of the United States;

               (ii) Bankers'   acceptances,   bank   certificates   of  deposit,
                    commercial   paper   and  high   quality   short-term   debt
                    instruments, including repurchase agreements; and

               (iii) Shares issued by open-end Funds.

          (5) Fund means an investment company registered under the Investment Company Act.

          (6) An Initial Public Offering means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

          (7) Investment Personnel of a Fund or of a Fund's investment adviser means:

               (i) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

               (ii) Any  natural  person  who  controls  the Fund or  investment
                    adviser    and   who    obtains    information    concerning
                    recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

          (8) A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) [15 U.S.C. 77d(2) or 77d(6)] or pursuant to rule 504, rule 505, or rule 506 [17 CFR 230.504, 230.505, or
               230.506] under the Securities Act of 1933.

          (9) Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

          (10) Security Held or to be Acquired by a Fund means:

               (i)  Any Covered Security which, within the most recent 15 days:

                    (A)  Is or has been held by the Fund; or

                    (B) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

               (ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

(b) Unlawful Actions. It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

          (1)  To employ any device, scheme or artifice to defraud the Fund;

          (2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

          (3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

          (4)  To engage in any manipulative practice with respect to the Fund.

(c)  Code of Ethics.

          (1)  Adoption and Approval of Code of Ethics.

               (i) Every Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment adviser of and principal underwriter for the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of this section.

               (ii) The board of  directors  of a Fund,  including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser and principal underwriter of the Fund, and any material changes to these codes. The board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b) of this section. Before approving a code of a Fund, investment adviser or principal underwriter or any amendment to the code, the board of directors must receive a certification from the Fund, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the investment adviser's or principal underwriter's code of ethics. The Fund's board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Fund's board must approve a material change to a code no later than six months after adoption of the material change.

              (iii) If a Fund is a unit investment  trust,  the Fund's principal underwriter or depositor must approve the Fund's code of ethics, as required by paragraph (c)(1)(ii) of this section. If the Fund has more than one principal underwriter or depositor, the principal underwriters and depositors may designate, in writing, which principal underwriter or depositor must conduct the approval required by paragraph
                    (c)(1)(ii) of this section, if they obtain written consent from the designated principal underwriter or depositor.

          (2)  Administration of Code of Ethics.

               (i) The Fund, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

               (ii) No less frequently  than annually,  every Fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Fund's board of directors, and the board of directors must consider, a written report that:

                    (A) Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

                    (B) Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

          (3)  Exception  for  Principal   Underwriters.   The  requirements  of
               paragraphs (c)(1) and (c)(2) of this section do not apply to any principal underwriter unless:

               (i) The principal underwriter is an affiliated person of the Fund or of the Fund's investment adviser; or

               (ii) An  officer,  director or general  partner of the  principal underwriter serves as an officer, director or general partner of the Fund or of the Fund's investment adviser.

(d)  Reporting Requirements of Access Persons.

          (1) Reports Required. Unless excepted by paragraph (d)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment adviser of or principal underwriter for the Fund, must report to that Fund, investment adviser or principal underwriter:

               (i) Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information:

                    (A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                    (B) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                    (C) The date that the report is submitted by the Access Person.

               (ii) Quarterly  Transaction  Reports. No later than 10 days after the end of a calendar quarter, the following information:

                    (A) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                    (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                    (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                    (3)  The  price  of  the  Covered   Security  at  which  the
                         transaction was effected;

                    (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

                    (5) The date that the report is submitted by the Access Person.

     (B) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                    (1) The name of the broker, dealer or bank with whom the Access Person established the account;

                    (2)  The date the account was established; and

                    (3) The date that the report is submitted by the Access Person.

              (iii) Annual Holdings Reports. Annually, the following information
                    (which information must be current as of a date no more than 30 days before the report is submitted):

                    (A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                    (B) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                    (C) The date that the report is submitted by the Access Person.

(2)  Exceptions from Reporting Requirements.

               (i) A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

               (ii) A director  of a Fund who is not an  "interested  person" of the Fund within the meaning of section 2(a)(19) of the Act [15 U.S.C. 80a-2(a)(19)], and who would be required to make a report solely by reason of being a Fund director, need not make:

                    (A) An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

                    (B)  A  quarterly   transaction   report   under   paragraph
                         (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

              (iii) An Access Person to a Fund's principal  underwriter need not make a report to the principal  underwriter  under paragraph
                    (d)(1) of this section if:

                    (A) The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

                    (B) The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

               (iv) An Access  Person to an  investment  adviser need not make a quarterly transaction report to the investment adviser under paragraph (d)(1)(ii) of this section if all the information in the report would duplicate information required to be recorded under ss.ss. 275.204-2(a)(12) or 275.204-2(a)(13)
                    of this chapter.

               (v)  An  Access  Person  need  not make a  quarterly  transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph
                    (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

         (3) Review of Reports. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

         (4) Notification of Reporting Obligation. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

         (5) Beneficial Ownership. For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under ss. 240.16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 [15 U.S.C. 78p] and the rules and regulations thereunder. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(e) Pre-approval of Investments in IPOs and Limited Offerings. Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund's investment adviser before
         directly  or  indirectly   acquiring   beneficial   ownership  in  any
         securities in an Initial Public Offering or in a Limited Offering.

(f)      Recordkeeping Requirements.

         (1) Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (f), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

                  (A) A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

                  (B) A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

                  (C) A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph
                           (d)(2)(v) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

                  (D) A record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (d) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

                  (E)      A copy of each report required by paragraph
                           (c)(2)(ii) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         (2) A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph (e), for at least five years after the end of the fiscal year in which the approval is granted.

                                  ATTACHMENT A


                   ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

         Code of Ethics. Columbia Wanger Asset Management, L.P. ("CWAM"), CAT Trust ("CAT") and Wanger Advisors Trust ("WAT") have adopted a written Code of Ethics (the "Code") to avoid potential conflicts of interest by CWAM personnel. A copy of the Code is attached to this letter. As a condition of your continued employment with CWAM and the retention of your position, if any, as an officer of CAT or WAT, you are required to read, understand and abide by the Code.

         Policy and Procedures Concerning Material Non-Public Information. CWAM also has adopted a written policy concerning the use and handling of material non-public information (the "Policy"), a copy of which is also attached. Acknowledgment of compliance with the Policy is an additional condition of continued employment with CWAM.

         Compliance Program. The Code and Policy require that all personnel furnish to CWAM's compliance officer the names and addresses of any firm with which you have any investment account. You are also required to furnish to CWAM's compliance officer copies of your monthly or quarterly account statements, or other documents, showing all purchases or sales of securities in any such account, or which are effected by you or for your benefit, or the benefit of any member of your household. Additionally, you are required to furnish a report of your personal securities holdings within 10 days of commencement of your employment with CWAM and annually thereafter. These requirements apply to any investment account, such as an account at a brokerage house, trust account at a bank, custodial account or similar types of accounts.

         CWAM's compliance program also requires that you report any contact with any securities issuer, government or its personnel, or others, that, in the usual course of business, might involve material non-public financial information. Only investment personnel are permitted to make such contacts. The Policy requires that you bring to the attention of the compliance officer any information you receive from any source which might be material non-public information.

         Any questions concerning the Code or the Policy should be directed to CWAM's Compliance Officer.

         I affirm that I have read and understand the Code of Ethics ("Code") and the Policy Concerning Material Non-Public Information ("Policy"). I agree to the terms and conditions set forth in the Code and the Policy.


--------------------------------                              ----------------
       Signature                                                    Date

                                  ATTACHMENT B


                        ANNUAL AFFIRMATION OF COMPLIANCE

I affirm that:

     1. I have again read and, during the past year to the best of my knowledge, have complied with the Code of Ethics ("Code") and the Policy Concerning Material Non-Public Information ("Policy").

     2. I have provided to the firm's compliance officer the names and addresses of each investment account that I have with any firm, including, but not limited to, broker-dealers, banks and others. (List of known accounts attached.)

     3. I have provided to the compliance officer of the firm copies of account statements showing each and every transaction in any security in which I have a beneficial interest, as defined in the Code during the most recently- ended calendar year

          or

          During the most recent calendar year there were no transactions in any security in which I had a beneficial interest required to be reported pursuant to the Code.

     4. I have provided to the compliance officer a report of my personal securities holdings as of the end of the most recent calendar year, including the title, number of shares and principal amount of each security in which I have any direct or indirect beneficial ownership.





--------------------------------                     -----------------
         Signature                                    Date